Exhibit 99.2

NASDAQ: PBIB

2 Disclaimer Disclaimer This presentation contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various factors, including those discussed in the “Risk Factors” section of the Company’s Form S-1 Registration Statement (Reg. No. 333- 133198) and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this presentation are made as of the date of the presentation and Porter Bancorp does not assume any responsibility to update these statements.

3 ⑀⏇ Louisville, KY headquarters ⑀⏇ $1.1 billion in assets ⑀⏇ $842 million in loans ⑀⏇ $862 million in deposits ⑀⏇ Focused on developing the I-65 corridor ⑀⏇ Efficient operating model Note: Financial data as of December 31, 2006 Company Overview Company Overview

4 Solid Operating Performance Solid Operating Performance ⑀⏇Consistent growth ⑀⏇ Loans - 11.02% five-year CAGR ⑀⏇ Deposits - 9.88% five-year CAGR ⑀⏇ Assets - 9.98% five-year CAGR ⑀⏇Efficient operations - 46.68% efficiency ratio ⑀⏇Sound credit quality - 1.33% NPA to loans ⑀⏇ROA - 1.44% ⑀⏇ROE - 17.19% Note: Financial data as of December 31, 2006

5 Market Overview Market Overview ⑀⏇ Diversified Growth Markets ⑀⏇ Louisville ⑀⏇ South Central Kentucky ⑀⏇ Bowling Green/Glasgow ⑀⏇ Fragmented Competition - Opportunity for Acquisitions and De Novo Branches ⑀⏇ Target Niche Growth Markets

6 Undervalued Market Opportunity Undervalued Market Opportunity PBIB P/E 10.50x Dividend yield 3.5% Price / book 1.59x ROA 1.44% ROE 17.19% Note: As of February 20, 2007

7 Growing Net Income Growing Net Income $6,750 $9,012 $11,379 $14,339 2003 2004 2005 2006 ($ in millions) Note: Adjusted for consolidation through add-back of minority interests, deduction of applicable income taxes and deduction of acquisition funding (net of tax)

8 Solid Net Interest Margin Solid Net Interest Margin 3.71% 3.84% 4.06% 3.97% 2003 2004 2005 2006

9 55.0% 51.0% 48.0% 46.7% 2003 2004 2005 2006 Improving Operational Efficiency Improving Operational Efficiency

10 Strong Return on Assets Strong Return on Assets 0.91% 1.09% 1.21% 1.44% 2003 2004 2005 2006 Note: Adjusted for consolidation through add-back of minority interests, deduction of applicable income taxes and deduction of acquisition funding (net of tax)

11 Building Return on Equity Building Return on Equity 16.87% 16.91% 17.19% 2004 2005 2006 Note: Adjusted for consolidation through add-back of minority interests, deduction of applicable income taxes and deduction of acquisition funding (net of tax)

12 ⑀⏇Attractive, diversified growth markets ⑀⏇History of executing growth strategy ⑀⏇Scalable platform for expansion ⑀⏇Efficient operating model ⑀⏇Solid operating performance ⑀⏇Undervalued investment opportunity Investment Highlights Investment Highlights